EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Announces Results of Reconvened Annual Meeting

LANSING, Mich., and PHOENIX, Ariz.: January 20, 2012:  Capitol Bancorp Limited (“Capitol”) (OTCQB: CBCR) announced today the results of its reconvened annual meeting of shareholders held on Wednesday, January 18, 2012.  More than 70 percent of Capitol’s outstanding shares voted on the shareholder proposals.  As recommended by the board of directors, the majority of votes cast were against the proposals, with 64 percent voting against the proposal to amend Capitol’s articles of incorporation to require majority voting for the election of directors, more than 78 percent voting against the proposal to redeem the preferred stock purchase rights under Capitol’s tax benefits preservation plan, nearly 76 percent voting against the proposal to implement a policy requiring that the board of directors be comprised of a two-thirds majority of independent directors, and more than 74 percent voting against the declassification of the board of directors.

About Capitol Bancorp Limited
Capitol is a national community banking company with a network of separately chartered banks in 11 states.  Founded in 1988, Capitol has executive offices in Lansing, Michigan, and Phoenix, Arizona.

###